UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 26, 2014

LIBERTY STAR URANIUM & METALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-50071	90-0175540
(State or other	(Commission	(IRS Employer
jurisdiction
of incorporation)	File Number)	Identification No.)

5610 E. Sutler Lane, Tucson, Arizona 85712
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code 520-731-8786

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided under Item 2.03 is responsive to the information required by this item.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 26, 2014, we issued a convertible promissory note to one lender in the principal amount of $150,000 plus accrued and unpaid interest and any other fees. The convertible promissory note is payable in full on August 26, 2015 and bears interest at the rate of 12% per annum.

We may pre-pay the principal without the holder’s consent, at a cash redemption premium of 140% until December 24, 2014; and at a cash redemption premium of 150% from December 24, 2014 to January 23, 2015. After January 23, 2015 and up to and upon the maturity date, the cash redemption premium is 150% of the principal amount subject to approval by the note holder.

The Holder will be entitled to convert any unpaid principal plus accrued interest into our shares of common stock at a price per share of 45% discount to the average of the daily VWAP for the previous ten trading days before the date of conversion.

We issued the security to one U.S. person who is an accredited investor (as that term is defined in Rule 501 of Regulation D, promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and in issuing these securities to this investor we relied on the registration exemption provided for in Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided under Item 2.03 is responsive to the information required by this item.

Item 9.01        Financial Statements and Exhibits

(d)                    Exhibits

10.1	Convertible Note issued to JSJ Investments Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

By: /s/ James Briscoe
James Briscoe, President, CEO and Director
Date: September 2, 2014